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                                                                    EXHIBIT 23.2



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


As independent certified public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated January 26, 2000 (except with respect to the matters discussed in Note 4 and Note 18 as to which the date is June 2, 2000) related to the consolidated financial statements of ANC Rental Corporation as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 and the schedule under Item 15(a) included in ANC Rental Corporation's Amendment No. 7 to Form 10 (Registration No. 1-15421) and to all references to our Firm included in this registration statement.





/s/ ARTHUR ANDERSEN LLP
------------------------



Fort Lauderdale, Florida
  July 21, 2000